EXHIBIT 99.03

TO HOLDERS OF 13 1/4% SENIOR SUBORDINATED NOTES DUE 2009

     Intersil Corporation is offering to exchange (the "Exchange Offer") up to $200,000,000 of its newly registered 13 1/4% Senior Subordinated Notes due 2009 ("New Notes") for its outstanding 13 1/4% Senior Subordinated Notes due 2009 ("Existing Notes").

     Briefly, you may either:

          a. Tender all or some of your Existing Notes, along with a completed and executed Letter of Transmittal, and receive registered New Notes in exchange; or

          b. Retain your Existing Notes.

     All tendered Existing Notes must be received on or prior to _______________, _____ at 5:00 p.m., New York City Time, (the "Expiration Date"), as shown in the accompanying Prospectus.

     Please review the enclosed Letter of Transmittal and Prospectus carefully. If you have any questions on the terms of the Exchange Offer or questions regarding the appropriate procedures for tendering your Existing Notes and the Letter of Transmittal, please call 1-800-548-6565 or write United States Trust Company of New York, P.O. Box 844, Cooper Station, New York, New York 10276,
Attention: Corporate Trust Services.